Exhibit 10.6

PROMISSORY NOTE

Principal Amount:	Tampa, FL
$100,000	Issue Date: June 8, 2022

For value received, the undersigned, H-Cyte, Inc., a Nevada corporation , (the “Borrower”) hereby unconditionally promises to pay to the order of ___________________________________, an individual or entity with an address at ______________________________________________ (the “Lender”), the principal amount of One Hundred Thousand U.S. Dollars ($100,000) (the “Principal Amount”), together with 15% interest thereon (computed on the basis of a 360-day year for the actual number of days elapsed) according to the terms of this promissory note (this “Note”).

This Note is delivered pursuant to the terms of that certain Securities Purchase Agreement (the “SPA”) of even date herewith, by and among H-Cyte, Inc. (the “Company” or the “Borrower”), and the Lender (the “Letter”). Capitalized terms used but not defined in this Note shall have the meanings ascribed to them in the Letter.

1. Repayment of the Note. The Principal Amount outstanding hereunder shall be payable upon the Maturity Date (as defined below). The entire Principal Amount and all accrued and unpaid interest shall be due and payable on the earlier to occur of (i) the Maturity Date, and (ii) an Event of Default (as defined below).

(a)	Optional Prepayments. The Borrower may prepay any amounts owing under this Note, in whole or in part, at any time and from time to time, without premium or penalty; however, the 15% interest will be payable in full even in the event of early repayment.

(b)	Method of Payment. The Borrower will make all payments of principal and interest under this Note by wire transfer of immediately available funds to the bank account specified by the Lender in written notice delivered to the Borrower at least three (3) business days before the applicable payment date.

(c)	Maturity Date. The Principal Amount, together with any accrued and unpaid interest, shall become due and payable on: (i) the date that is 365 days after the date of the execution of this Note (or if such day is a Saturday, Sunday, or federally recognized holiday, on the next business day thereafter). In any event, this Note shall be due and payable upon the completion of the Public Offering as defined in the SPA.

(d)	Invalidated Payments. To the extent that the Lender receives any payment on of any amounts owing under this Note, and any such payment(s) or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, subordinate and/or required to be repaid to a trustee, receiver or any other person or entity under any bankruptcy act, state or federal law, common law or equitable cause, then, to the extent of such payment(s) received, the Borrower’s obligations or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment(s) had not been received by the Lender and applied on account of the Borrower’s obligations under this Note.

(e)	Surrender and Cancellation. Once the Principal Amount, plus all accrued but unpaid interest thereon, has been paid in full, all obligations under this Note will immediately and automatically terminate, and the Lender will promptly surrender this Note to the Borrower for cancellation.

2. Event of Default. An event of default will occur if the Borrower fails on the Maturity Date to pay timely the Principal Amount and accrued interest pursuant to this Note, upon an Event of Default, the unpaid portion of the Principal Amount will bear simple interest from the date of the Event of Default to the payment date at a rate equal to eighteen percent (18.00%) per annum, for the duration of such Event of Default and means, wherever used herein, any of the following events (whatever the reason for such event and whether such event shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(a)	any default in the payment of (A) principal and interest payment under this Note or any other Indebtedness, or (B) late fees, liquidated damages and other amounts owing to the Holder of this Note, as and when the same shall become due and payable (whether on the Maturity Date, or by acceleration or otherwise), which default, solely in the case of a default under clause (B) above, is not cured within five Trading Days;

(b)	the Company shall fail to observe or perform any other covenant or agreement contained in this Note (which breach is addressed in clause (x) below) or any Transaction Document which failure is not cured, if possible to cure, within the earlier to occur of 15 Trading Days after notice of such failure is sent by the Holder or by any other Holder to the Company and (B) 10 Trading Days after the Company has become aware of such failure;

(c)	except for payment defaults covered under Section 2(a), the Company shall breach, or a default or event of default (subject to any grace or cure period provided in the applicable agreement, document or instrument) shall occur under, (A) any of the Transaction Documents or (B) any other material agreement, lease, document or instrument to which the Company or any Subsidiary is obligated (and not covered by any other clause of this Section 2) which default or event of default if not cured, if possible to cure, within the earlier to occur of (i) 10 Trading Days after notice of such default sent by Holder or by any other holder to the Company and (ii) five Trading Days after the Company has become aware of such default;

(d)	any representation or warranty made in this Note, any other Transaction Document, any written statement pursuant hereto or thereto or any other report, financial statement or certificate made or delivered to the Holder or any other Holder shall be untrue or incorrect in any material respect as of the date when made or deemed made, which failure is not cured, if possible to cure, within the earlier to occur of 10 Trading Days after notice of such failure is sent by the Holder or by any other Holder to the Company;

(e)	the Company or any Subsidiary shall be subject to a Bankruptcy Event;

(f)	the Company or any Subsidiary shall: (A) apply for or consent to the appointment of a receiver, trustee, custodian or liquidator of it or any of its properties; (B) admit in writing its inability to pay its debts as they mature; (C) make a general assignment for the benefit of creditors; (D) be adjudicated as bankrupt or insolvent or be the subject of an order for relief under Title 11 of the United States Code or any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute of any other jurisdiction or foreign country; or (E) file a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with creditors or to take advantage or any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law, or (F) take or permit to be taken any action in furtherance of or for the purpose of effecting any of the foregoing;

(g)	if any order, judgment or decree shall be entered, without the application, approval or consent of the Company or any Subsidiary, by any court of competent jurisdiction, approving a petition seeking liquidation or reorganization of the Company or any Subsidiary, or appointing a receiver, trustee, custodian or liquidator of the Company or any Subsidiary, or of all or any substantial part of its assets, and such order, judgment or decree shall continue unstayed and in effect for any period of 60 days;

(h)	the occurrence of any levy upon or seizure or attachment of, or any uninsured loss of or damage to, any property of the Company or any Subsidiary having an aggregate fair value or repair cost (as the case may be) in excess of $100,000 individually or in the aggregate, and any such levy, seizure or attachment shall not be set aside, bonded or discharged within 45 days after the date thereof;

(i)	any monetary judgment, writ or similar final process shall be entered or filed against the Company, any Subsidiary or any of their respective property or other assets for more than $100,000, and such judgment, writ or similar final process shall remain unvacated, unbonded or unstayed for a period of 30 days;

3. Remedies.

(a)	At any time an Event of Default exists or has occurred and is continuing, the Lender shall have all rights and remedies provided in this Note, the Uniform Commercial Code (the “UCC”) and other applicable law, all of which rights and remedies may be exercised without notice to or consent by the Borrower except as such notice or consent is expressly provided for hereunder or required by applicable law. All rights, remedies and powers granted to the Lender hereunder, under the UCC or under other applicable law, are cumulative, not exclusive and enforceable, in the Lender’s discretion, alternatively, successively, or concurrently on any one or more occasions.

(b)	The Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses, including reasonable attorneys’ fees, incurred by the Lender in the collection of the indebtedness evidenced by this Note, in enforcing any of the rights, powers, remedies and privileges of the Lender hereunder, or in connection with any further negotiations, modifications, releases, or otherwise incurred by the Lender in connection with this Note. As used in this Note, the term “attorneys’ fees” shall mean reasonable charges and expenses for legal services rendered to or on behalf of the Lender in connection with the collection of the indebtedness evidenced by this Note at any time whether prior to the commencement of judicial proceedings and/or thereafter at the trial and/or appellate level and/or in pre-judgment and post-judgment or bankruptcy proceedings.

4. Conversion

(a)	Voluntary Conversion. At any time after issuance, until this Note is no longer outstanding, this Note including interest accrued hereon shall be convertible, in whole or in part, into shares of Common Stock at the option of the Holder, at any time and from time to time (subject to the conversion limitations set forth in Section 4(d) hereof). The Holder shall effect conversions by delivering to Borrower a Notice of Conversion, the form of which is attached hereto as Annex A (each, a “Notice of Conversion”), specifying therein the principal amount of this Note and accrued interest, if any, to be converted and the date on which such conversion shall be effected (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion is deemed delivered hereunder. To effect conversions hereunder, the Holder shall not be required to physically surrender this Note to Borrower unless the entire principal amount of this Note has been so converted. Conversions hereunder shall have the effect of lowering the outstanding principal amount of this Note in an amount equal to the applicable conversion. The Holder and Borrower shall maintain records showing the principal amount(s) converted and the date of such conversion(s). Borrower may deliver an objection to any Notice of Conversion within one (1) Business Day of delivery of such Notice of Conversion. In the event of any dispute or discrepancy, the records of the Holder shall be controlling and determinative in the absence of manifest error. The Holder, and any assignee by acceptance of this Note, acknowledges and agrees that, by reason of the provisions of this paragraph, following conversion of a portion of this Note, the unpaid and unconverted principal amount of this Note may be less than the amount stated on the face hereof.

(b)	Conversion Price. The conversion price (the “Conversion Price”) for the principal and interest, if any, in connection with voluntary conversions by the Holder shall be the lesser of (i) seventy-five percent (75%) of the lowest price of any Common Stock or Common Stock Equivalent issued in or in connection with the Public Offering, and (ii) seventy-five percent (75%) of the VWAP for the five (5) Trading Days preceding the date of conversion.

(c)	Mechanics of Conversion.

	i.	Conversion Shares Issuable Upon Conversion of Principal Amount. The number of Conversion Shares issuable upon a conversion hereunder shall be determined by the quotient obtained by dividing (x) the outstanding principal amount of this Note to be converted plus interest, if any, elected by the Holder to be converted by (y) the Conversion Price.

	ii.	Delivery of Certificate Upon Conversion. Not later than the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period after each Conversion Date (the “Share Delivery Date”), Borrower shall deliver, or cause to be delivered, to the Holder a certificate or certificates representing the Conversion Shares which, on or after the earlier of (i) the six month anniversary of the Original Issue Date or (ii) the Effective Date, shall be free of restrictive legends and trading restrictions (other than those which may then be required by the Purchase Agreement) representing the number of Conversion Shares being acquired upon the conversion of this Note. Borrower shall use its best efforts to deliver any certificate or certificates required to be delivered by Borrower under this Section 4(c) electronically through the Depository Trust Company or another established clearing corporation performing similar functions.

	iii.	Failure to Deliver Certificates. If, in the case of any Notice of Conversion, such certificate or certificates are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to Borrower at any time on or before its receipt of such certificate or certificates, to rescind such Conversion, in which event Borrower shall promptly return to the Holder any original Note delivered to Borrower and the Holder shall promptly return to Borrower the Common Stock certificates issued to such Holder pursuant to the rescinded Conversion Notice.

iv.	Obligation Absolute; Partial Liquidated Damages. Borrower’s obligations to issue and deliver the Conversion Shares upon conversion of this Note in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to Borrower or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of Borrower to the Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by Borrower of any such action Borrower may have against the Holder. In the event the Holder of this Note shall elect to convert any or all of the outstanding principal amount hereof, Borrower may not refuse conversion based on any claim that the Holder or anyone associated or affiliated with the Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and or enjoining conversion of all or part of this Note shall have been sought and obtained, and Borrower posts a surety bond for the benefit of the Holder in the amount of 150% of the outstanding principal amount of this Note, which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to the Holder to the extent it obtains certificates are delivered or Holder rescinds such conversion. Nothing herein shall limit a Holder’s right to pursue actual damages or declare an Event of Default pursuant to Section 8 hereof for Borrower’s failure to deliver Conversion Shares within the period specified herein and the Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit the Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

v.	Compensation for Buy-In on Failure to Timely Deliver Certificates Upon Conversion. In addition to any other rights available to the Holder, if Borrower fails for any reason to deliver to the Holder such certificate or certificates by the Share Delivery Date pursuant to Section 4(c)(ii), and if after such Share Delivery Date the Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder or Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Conversion Shares which the Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then Borrower shall (A) pay in cash to the Holder (in addition to any other remedies available to or elected by the Holder) the amount, if any, by which (x) the Holder’s total purchase price (including any brokerage commissions) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that the Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of the Holder, either reissue (if surrendered) this Note in a principal amount equal to the principal amount of the attempted conversion (in which case such conversion shall be deemed rescinded) or deliver to the Holder the number of shares of Common Stock that would have been issued if Borrower had timely complied with its delivery requirements under Section 4(c)(ii). For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of this Note with respect to which the actual sale price of the Conversion Shares (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, Borrower shall be required to pay the Holder $1,000. The Holder shall provide Borrower written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of Borrower, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to Borrower’s failure to timely deliver certificates representing shares of Common Stock upon conversion of this Note as required pursuant to the terms hereof.

vi.	Reservation of Shares Issuable Upon Conversion. Borrower covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of this Note as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other holders of the Notes), not less than 150% of the aggregate number of shares of the Common Stock as shall (subject to the terms and conditions set forth in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Section 5) upon the conversion of the then outstanding principal amount of this Note and interest which has accrued and would accrue on such principal amount assuming such principal amount was not converted through the Maturity Date. Borrower covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

vii.	Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of this Note. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, Borrower shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

viii.	Transfer Taxes and Expenses. The issuance of certificates for shares of the Common Stock on conversion of this Note shall be made without charge to the Holder hereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that, Borrower shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of this Note so converted and Borrower shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to Borrower the amount of such tax or shall have established to the satisfaction of Borrower that such tax has been paid. Borrower shall pay all Transfer Agent fees required for same-day processing of any Notice of Conversion.

(d)	Holder’s Conversion Limitations. Borrower shall not effect any conversion of this Note, and a Holder shall not have the right to convert any portion of this Note, to the extent that after giving effect to the conversion set forth on the applicable Notice of Conversion, the Holder (together with the Holder’s Affiliates, and any Persons acting as a group together with the Holder or any of the Holder’s Affiliates) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of this Note with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted principal amount of this Note beneficially owned by the Holder or any of its Affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of Borrower subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, any other Notes or the Warrants) beneficially owned by the Holder or any of its Affiliates. Except as set forth in the preceding sentence, for purposes of this Section 4(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 4(d) applies, the determination of whether this Note is convertible (in relation to other securities owned by the Holder together with any Affiliates) and of which principal amount of this Note is convertible shall be in the sole discretion of the Holder, and the submission of a Notice of Conversion shall be deemed to be the Holder’s determination of whether this Note may be converted (in relation to other securities owned by the Holder together with any Affiliates) and which principal amount of this Note is convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, the Holder will be deemed to represent to Borrower each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and Borrower shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 4(d), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) Borrower’s most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by Borrower, or (iii) a more recent written notice by Borrower or Borrower’s transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, Borrower shall within two Trading Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of Borrower, including this Note, by the Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be /9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of this Note held by the Holder. The Holder may decrease the Beneficial Ownership Limitation at any time and the Holder, upon not less than 61 days’ prior notice to Borrower, and may increase the Beneficial Ownership Limitation provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of this Note held by the Holder and the Beneficial Ownership Limitation provisions of this Section 4(d) shall continue to apply. Any such increase will not be effective until the 61st day after such notice is delivered to Borrower. The Beneficial Ownership Limitation provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 4(d) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Note. In the absence of such injunction, Borrower shall issue Conversion Shares or, if applicable, cash, upon a properly noticed conversion. If Borrower fails for any reason to deliver to the Holder such certificate or certificates pursuant to Section 4(c)(ii) by the Share Delivery Date, Borrower shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of principal amount being converted, $10 per Trading Day (increasing to $20 per Trading Day on the fifth (5th) Trading Day after such liquidated damages being to accrue) for each Trading Day after such Share Delivery Date until such

5. Miscellaneous.

(a)	Notices. All notices, offers, acceptance and any other acts under this Note (except payment) shall be in writing, and shall be sufficiently given if delivered to the addresses in person, by Federal Express or similar overnight next business day delivery or by email delivery followed by overnight next business day delivery, as follows:

To the Borrower:

H-Cyte,Inc

2202 N. West Shore Blvd., Ste 200

Tampa, FL 33607

Attention: Jeremy Daniel, CFO

Email: jdaniel@hcyte.com.

With a Copy to:

Sichenzia Ross Ference LLP

1185 Avenue of the Americas/31st floor

New York, NY 10036

Email: amarcus@srf.law

To the Lender:

At the address indicated on the signature to the SPA, or to such other address as any of them, by notice to the other may designate from time to time. Time shall be counted from the date of transmission.

(b)	Successors and Assigns. This Note and the obligations hereunder shall inure to the benefit of and be binding upon the respective successors and assigns of the parties; provided, however, that neither party may assign any of its rights or obligations hereunder without the prior written consent of the other, except that the Lender may assign all or any portion of its rights hereunder to an affiliate of the Lender without such consent by giving written notice of such assignment to the Borrower. Assignment of all or any portion of this Note in violation of this Section 4(b) shall be null and void.

(c)	Amendment; Waiver. No modification, amendment, or waiver of any provision of this Note shall be effective unless in writing and approved by the Borrower and the Lender.

(d)	No Setoff. Upon the occurrence and during the continuation of any Event of Default, the Lender shall have no right, to set off against this Note any monetary obligations owed by the Lender to the Borrower, if any.

(e)	No Third-Party Beneficiaries. Except as specifically set forth or referred to herein, nothing herein is intended or shall be construed to confer upon any person or entity other than the parties and their successors or assigns, any rights, or remedies under or by reason of this Note.

(f)	Non-Waiver. The parties’ rights and remedies under this Note are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Note will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. No waiver will be effective unless it is in writing and signed by an authorized representative of the waiving party. No waiver given will be applicable except in the specific instance for which it was given. No notice to or demand on a party will constitute a waiver of any obligation of such party or the right of the party giving such notice or demand to take further action without notice or demand as provided in this Note.

(g)	Excessive Charges. Interest may not accrue under this Note in excess of the maximum interest rate allowed by applicable law. If the Lender receives interest payments at an interest rate in excess of the maximum interest rate allowed by applicable law, then the excess amount will be treated as being received on account of, and will automatically reduce, the Principal Amount then-outstanding under this Note, and if such excess amount exceeds the Principal Amount then-outstanding under this Note, then the Lender will refund to the Borrower the amount by which such excess exceeds the Principal Amount then-outstanding under this Note.

(h)	Severability. If any court of competent jurisdiction holds any provision of this Note invalid or unenforceable, then the other provisions of this Note will remain in full force and effect. Any provision of this Note held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

(i)	References. The headings in this Note are provided for convenience only and will not affect the construction or interpretation of this Note. Unless otherwise provided, references to “Section(s)” refer to the corresponding section(s) of this Note.

(j)	Construction. Both the Borrower and the Lender participated in the negotiation and drafting of this Note, assisted by such legal counsel as it desired, and contributed to its revisions. Any ambiguities with respect to any provision of this Note will be construed fairly as to both the Borrower and the Lender and not in favor of or against the Borrower or the Lender. All pronouns and any variation thereof will be construed to refer to such gender and number as the identity of the subject may require. The terms “include” and “including” indicate examples of a predicate word or clause and not a limitation on that word or clause. To the extent any provision of the Purchase Agreement conflicts with the provisions of this Note, the provisions of this Note will control.

(k)	Governing Law. This note is governed by the laws of the State of Nevada, without regard to conflict of laws principles.

(l)	Consent to Jurisdiction. Each of the Borrower and the Lender hereby (a) agrees to the exclusive jurisdiction of any state or federal court sitting in the City of New York, Borough of Manhattan, State of New York (and the appropriate appellate courts) with respect to any claim or cause of action arising under or relating to the Note, (b) waives any objection based on forum non conveniens and waives any objection to venue of any such suit, action or proceeding, (c) waives personal service of any and process upon it, and (d) consents that all services of process be made by registered or certified mail (postage prepaid, return receipt requested) directed to it at its address stated in this Note and service so made will be complete when received. Nothing in this Section (l) will affect the rights of the Borrower or the Lender to serve legal process in any other manner permitted by law.

(m)	Waiver of Trial by Jury. Each party hereby waives its right to a jury trial in connection with any suit, action or proceeding in connection with any matter relating to this note.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

The Borrower hereby signs this Note as of the date first written above.

BORROWER:	H-CYTE, INC.

By:
	Name:	Michael Yurkowsky
	Title:	Chief Executive Officer